As filed with the Securities and Exchange Commission on April 17, 2020

Registration No. 333-237697

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

OMNIQ CORP.

(Exact name of registrant as specified in its charter)

Delaware	20-3454263
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1865 West 2100 South, Salt Lake City, UT 84119

(Address of Principal Executive Offices; Zip Code)

OMNIQ Corp. 2014 Inducement Award Plan

OMNIQ Corp. 2018 Equity Incentive Plan

Consulting Agreement dated August 2, 2017 by and between the Company and Carlos Nissensohn

(Full title of the plans)

Shai Lustgarten

Chief Executive Officer

OMNIQ Corp.

1865 West 2100 South

Salt Lake City, UT 84119

(Name and address of agent for service)

(714) 899-4800

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]	Accelerated filer	[ ]

Non-accelerated filer	[ ]	Smaller reporting company	[X]

		Emerging growth company	[ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [  ]

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 relates to the Registrant’s Registration Statement on Form S-8 (File No. 333-237697), initially filed by the Registrant on April 15, 2020. The Registrant is filing this Post-Effective Amendment No. 1 pursuant to 462(d) for the sole purpose of correcting previous errors in share amounts. The total number of shares registered is unchanged. This Post-Effective Amendment No. 1 does not modify any provision of Part I or Part II of the Registration Statement other than as set forth below.

PART I

INFORMATION REQUIRED IN THE 10(a) PROSPECTUS

We have sent or given or will send or give documents containing the information specified by Part I of this Registration Statement to the Consultant and participants in the Plans as specified in Rule 428(b)(1)(i) promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act. We are not filing such documents with the SEC, but these documents constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Annual Information.

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) Prospectus), and other documents required to be delivered to eligible employees, non-employee directors and consultants, pursuant to Rule 428(b) are available without charge by contacting:

Shai Lustgarten

Chief Executive Officer

OMNIQ Corp.

1865 West 2100 South

Salt Lake City, UT 84119

Reoffer Prospectus

OMNIQ CORP.

1,178,300 Shares of Common Stock

This prospectus relates to the reoffer and resale of up to 1,178,300 shares of common stock, par value $0.001 per share (the “Common Stock”) of OMNIQ Corp. (the “Company”) that may be reoffered or resold, from time to time, by certain Selling Stockholders (the “Selling Stockholders”) described in this reoffer prospectus, some of whom are deemed to be our “affiliates,” as that term is defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), and that have been acquired or may hereafter be acquired pursuant to the Plans. The names of the Selling Stockholders and the number of shares of Common Stock available to be resold are set forth below under the caption “Selling Stockholders” to the extent we presently have such information. See “Selling Stockholders” beginning on page 20.

The Selling Stockholders may sell the shares of Common Stock, from time to time, as they may determine through public or private transactions or through other means described in the section entitled “Plan of Distribution” at prevailing market prices on OTCQB, at prices different than prevailing market prices or at privately negotiated prices. The Selling Stockholders may sell the shares of Common Stock directly, or may sell them through brokers or dealers.

We will not receive any of the proceeds from the sale of these shares of Common Stock by the Selling Stockholders. We have agreed to pay all expenses relating to the registration of these shares of Common Stock. The Selling Stockholders will pay any brokerage commissions or similar charges incurred in connection with the sale of these shares of Common Stock.

Our Common Stock is quoted on the OTCQB under the symbol “OMQS.” On April 13, 2020, the last reported sales price of our Common Stock was $4.40 per share.

Investing in our Common Stock involves risks. See “Risk Factors” beginning on page 6 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 17, 2020.

You should rely only on the information contained in this prospectus or any related prospectus supplement. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The information contained in this prospectus or incorporated by reference herein is accurate only on the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since such date. Other than as required under the federal securities laws, we undertake no obligation to publicly update or revise such information, whether as a result of new information, future events or any other reason.

This prospectus is not an offer to sell, nor is it an offer to buy, these securities in any jurisdiction where the offer or sale is not permitted.

Throughout this prospectus, unless otherwise designated, the terms “we,” “us,” “our,” the “Company,” “OMNIQ” and “our company” refer to OMNIQ Corp. (formerly known as Quest Solution, Inc.), a Delaware corporation, and its wholly-owned subsidiaries.

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PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully.

Description of Business

We, together with our wholly owned subsidiaries, were incorporated in 1973. Since incorporation, we have been involved in various lines of business.

We are a provider of products and solutions to two main markets, Supply Chain Management and Smart/Safe City. We have recently expanded our product solutions, which are based on Artificial Intelligence and Machine Learning algorithms and offer Computer Vision applications. Our newest product offerings have not only established us as an innovative and technological company, but also one that is, able to offer its fortune 1,000 customers an end-to-end solution. We are a pioneer in providing cutting edge technological solutions to the markets we serve. We, as a world-wide systems integrator, focuses on design, delivery, deployment and support of fully integrated mobile and automatic identification data collection solutions. We use unique Computer Vision technology and additional identification technologies in its solutions. We also are a manufacturer and/or distributor of labels, tags, ribbons and RFID identification tags. We take a consultative approach by offering end-to-end solutions that include software, algorithm, hardware, service contracts, communications and full lifecycle management services. We simplify the integration process with our experienced team of professionals. We deliver problem solving solutions backed by numerous customer references. We offer comprehensive packaged and configurable software, some of which is developed by us and some of which is sourced from third parties. We are also a leading provider of bar code labels and ribbons (media) to our customers. We provide consultative services to companies to select, design and manufacture the right label for their product offerings. Once a company selects the product, sales are generally highly repeatable on a regular basis.

Our newest offering of groundbreaking AI-based vision solutions are currently in use for sensitive Homeland Security anti-terror projects and automated parking solutions.

Inspired by time-critical “friend or foe” decision-making processes, our patented algorithms are based on a combination of cognitive science and machine learning-based pattern recognition technology which is arbitrated through a multi-layered decision-making process that offers both speed and accuracy.

Our experienced team of consulting and integration professionals guide companies through the entire development and deployment process, from selecting technology to the successful company-wide rollout of a customized solution that fits a company’s unique requirements. After performing a thorough technical evaluation of the client’s current operations and specific operational problems, our team determines the optimal hardware and software solutions to optimize the client’s operational workflow. We deliver, ongoing services provided throughout the deployment process and throughout the entire product life cycle. We also deliver full installation services for all mobile, data collection computers and printing equipment including full staging and kitting of the equipment.

We have been successful in delivering mission critical mobile computing and data collection solutions to Fortune 1000 companies for over two decades. The requirements and needs of our customers continue to evolve as they require new mobile and wireless technologies and services to make their business more competitive and profitable. The result is a continuous flow of opportunities for us to assist customers to evaluate, choose, implement, and support the right mobile and data collection solutions. As we focus on what we do best, we believe that there is more than adequate market size, growth and opportunity available to us to succeed.

Core to the solutions offered by us is a full suite of configurable packaged software solutions that were internally developed and provide customers with unique solutions with significant business Return on Investment (“ROI”), including:

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Order Entry: Software designed to increase productivity in the field. Remote workers increasingly demand rapid access to real-time information and up to date data to facilitate and streamline their job functions in the field for which we believe our Order Entry Software is the answer.

DSD and Route: Software packages designed to increase overall productivity. In the fourth quarter of 2016, we introduced the next generation of Direct Store Delivery (DSD) and Proof of Delivery software called Route Edge TM. The OMNIQ DSD and Route Edge TM software packages include proprietary applications for portable devices, computer servers and management dashboards that extend the power of existing systems out to field associates to enhance routing and delivery efficiency.

Intelligent Order Entry: Adds intelligence to aging order entry systems to maximize profits. The hand held industry is a vital link in getting remote orders from the field to corporate. Our Intelligent Order Entry Software adds this capability to aging order entry systems.

iTrack: Track Device Deployment. iTrack, an Internet Tracking System, is a management tool that tracks the deployment of hardware devices in the field and their repair history.

Warehouse: Enhances efficiency in distribution and manufacturing environments. The warehouse is a collection of applications for portable devices that we believe extends the power of your existing system out to the warehouse floor and dock doors.

Proof of Delivery: Enhances document delivery performance. We offer proof-of-delivery capabilities as part of our Mobility Suite that we believe gives companies an edge over competitors by improving customer service.

WTMiP: Extends business beyond four walls. WTMiP provides the link between corporate and the mobile worker. WTMiP servers allow files and data to seamlessly synchronize between the corporate host and laptops, handheld devices and Windows CE or Windows Mobile devices.

Easy Order: Easy order on-line purchasing portal. Our Easy Order Solution offer companies a customized portal that streamlines and simplifies ordering by providing clients with their own unique private on-line store.

QTSaaS (Quest Total Solutions as a Service): QTSaaS is a complete mobile services offering that includes hardware, software, services and wireless data in a bundled subscription payment offering over a period of time. Our partnership with Hyperion Partners LLC and wireless carriers allows us to offer mobility solutions to our customers on platforms that extend the market into new mobile applications that previously were not being automated.

Media and Label Business: Repeatable easy order online purchasing portal. The largest segment of data collection opportunity for us is the barcode label market which provides ongoing and repeatable purchasing business. We intend to continue in the label business in the United States to drive business growth and increased margins.

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Target Markets

The two markets we serve are Smart/Safe City and Supply Chain Management. Our groundbreaking AI-based vision solutions are currently in use for sensitive Homeland Security anti-terror projects and discerning customers within the access control, airport, border crossing, municipality safety and parking industries. We seek to utilize our expertise and to offer end-to-end software solutions in markets which we believe provide the greatest opportunity to increase margins.

Within the Supply Chain Management market, we believe we can further develop our existing customer base that is in need of replacing their legacy systems with a new go-to-market strategy that leverages our field sales and system resources, telemarketing, customer portals and vertical market and barcode label specialists. We also believe that our base of industry leading customers for our barcode label and ribbon (media) products in the manufacturing, distribution, transportation and logistics, retail and healthcare sectors, which sectors are at the core of our business are also ideal candidates for our machine learning technology. We have been successful in integrating mission critical mobile computing and data collection solutions for Fortune 1000 companies for over two decades. The requirements and needs of our customers continue to evolve as they require new mobile and wireless technologies and services to make their business more competitive and profitable. The result is a continuous flow of opportunities for us to assist customers to evaluate, choose, implement, and support the right mobile and data collection solutions. As we focus on what we do best, we believe that there is more than adequate market size, growth and opportunity available to us to succeed.

We believe that integrating our new patented and proprietary AI technology into our existing Supply Chain offerings will allow for automated logistics monitoring and optimization, creating operational efficiencies at the higher margins associated with the AI value-creation paradigm for both OMNIQ and its fortune 1000 clientele.

Competitive overview

The mobile system integration market is characterized by a limited number of large competitors and numerous smaller niche players. OMNIQ typically pursues larger accounts and national customers, competing most often with the larger channel partners, including Stratix, Peak Technologies, Lowry, and Barcoding Inc. For specific solutions, the Company also competes with niche players that are often focused on a single industry. Hardware sales are often pressured by competition from online retailers, but the Company believes that its consultative, integrated solutions approach is a clear differentiator for most prospective customers.

Sales Strategy

The Company’s current direct sales teams are supported by systems engineers averaging over twenty (20) years of experience in the mobile industry. The sales organization’s growth in reach mirrors the Company’s addition of new products and services. Sales team members are organized by industry areas of opportunity, areas of expertise and territory. OMNIQ’s sales teams are organized to address national accounts offering a broad array of unique solutions for key lines of business applications, which allows for upsell and cross sell opportunities to our clients. For the barcode label (media) business, OMNIQ utilizes a specialty sales force as well as action as resellers and distributors of OMNIQ manufactured label products to serve the market.

Sales persons are supported internally by sales support personnel who coordinate quotes and logistics and by members of the systems engineering group and software teams.

The normal sales cycle is one (1) to six (6) months, and typically involves the development of a scope of work and preparation of a ROI analysis. OMNIQ prepares templates for this purpose which reduces the sales cycle. The analyses and proposals include information on leasing and other financing options, which helps differentiate the Company from its competitors. The label business sales cycles are shorter with purchases made more frequently on a transactional basis.

Corporate Information

We are incorporated in Delaware. Our corporate headquarters are located at 1865 West 2100 South Salt Lake City, UT 84119. Our telephone number is (714) 899-4800, and our website is located at www.omniq.com. This website is an inactive textual reference only and not an active hyperlink. The information on or that can be accessed through our website is specifically not incorporated by reference into this prospectus, and is not a part of this prospectus.

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THIS OFFERING

Use of proceeds	We will not receive any proceeds from the sale of the shares of Common Stock offered in this prospectus, other than proceeds from any cash exercise of the stock options.

Risk Factors	The purchase of our Common Stock involves a high degree of risk. You should carefully review and consider “Risk Factors” beginning on page 6.

Stock Symbol	Our Common Stock is quoted on the OTCQB under the symbol “OMQS”.

Shares of Common Stock outstanding as of March 31, 2020	4,024,837

Shares being offered by the Selling Stockholders	1,178,300	(1)

Shares of Common Stock to be outstanding after the offering	5,203,137	(2)

(1) The shares offered by the Selling Stockholders include 75,000 shares issuable upon the exercise of warrants under the Consulting Agreement, 414,050 shares issuable upon exercise of stock options under the 2014 Plan and 689,250 shares issuable upon exercise of stock options under the 2018 Plan.

(2) Assumes exercise of all stock options and warrants held by the Selling Stockholders as of April 15, 2020.

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RISK FACTORS

In addition to the other information and risks factors contained in this Prospectus and the documents incorporated and deemed to be incorporated herein, you should carefully consider the following risks before making an investment decision. Our business, financial condition and results of operations could be harmed were any of the following risks or uncertainties to develop into actual events. In such case, the value of our securities could decline and you might lose all or part of your investment. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us, or that we currently see as immaterial, may also harm our business.

Our auditor has expressed substantial doubt regarding our ability to continue as a going concern.

We had a net loss of approximately $5,456,000 for the year ended December 31, 2019. During the same period, cash provided in operations was approximately $4,255,000. The working capital deficit, stockholders’ equity and accumulated deficit as of December 31, 2019 was approximately $20,200,000, $1,800,000 and $45,100,000, respectively.

Accordingly, our auditor has expressed substantial doubt regarding our ability to continue as a going concern. Management is unable to predict if and when we will be able to generate positive cash flow. Our plan regarding these matters is to raise equity financing to allow us the ability to cover our current cash flow requirements and meet our obligations as they become due. There can be no assurances that financing will be available or if available, that such financing will be available under favorable terms. In the event that we are unable to generate adequate revenues to cover expenses and cannot obtain additional financing in the near future, we may be forced to curtail certain aspects of our own business plan.

We are subject to significant restrictive debt covenants, which limit our operating flexibility.

We have significant indebtedness. As of December 31, 2019, we owed $6,490,465 to ScanSource, Inc. (“ScanSource”). The Trade Credit Extension Letter dated July 1, 2016, as subsequently amended, entered into by and between us and ScanSource, contains covenants which impose significant restrictions on the manner we and our subsidiaries operate, including (but not limited to) restrictions on the ability to:

●	create certain liens;

●	incur debt and/or guarantees;

●	enter into transactions other than on arms-length basis;

●	pay dividends or make certain distributions or payments;

●	sell certain kinds of assets;

●	impair any security interest on the assets serving as collateral for the notes issued under the agreement;

●	enter into any sale and leaseback transactions;

●	make certain investments or other types of restricted payments; leaseback transactions;

●	substantially change the nature of our business; other types of restricted payments;

●	designate unrestricted subsidiaries; and business;

●	effect mergers, consolidations or sale of assets.

These covenants could limit our ability to finance our future operations and our ability to pursue acquisitions and other business activities.

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We will be required to generate sufficient cash to service our indebtedness and, if not successful, we may be forced to take other actions to satisfy our obligations under our indebtedness.

Our ability to make scheduled payments on or to refinance our debt obligations depends on our financial and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. Our outstanding long-term debt will impose significant cash interest payment obligations on us in 2019 and subsequent years and, accordingly, we will have to generate significant cash flow from operating activities to fund our debt service obligations. We cannot assure you that we will maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness. See “Management’s discussion and analysis of financial condition and results of operations—Liquidity and capital resources.”

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets or operations, seek additional debt or equity capital, restructure or refinance our indebtedness, or revise or delay our strategic plan. We cannot assure you that we would be able to take any of these actions, that these actions would be successful and permit us to meet our scheduled debt service obligations or satisfy our capital requirements, or that these actions would be permitted under the terms of our existing or future debt agreements. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. Our credit facilities restrict our ability to dispose of assets and use the proceeds from the disposition. We may not be able to consummate those dispositions or to obtain the proceeds which we could realize from them and these proceeds may not be adequate to meet any debt service obligations then due. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations, Liquidity and Capital Resources – Contractual Obligations”.

If we cannot make scheduled payments on our debt, we will be in default and, as a result:

●	our debt holders could declare all outstanding principal and interest to be due and payable;
●	the lenders under the senior credit facilities could foreclose against the assets securing the borrowings from them and the lenders under the term loan facility could terminate their commitments to lend us money; and
●	we could be forced into bankruptcy or liquidation.

The nature of the technology management platforms utilized by us are complex and highly integrated, and if we fail to successfully manage releases or integrate new solutions, it could harm our revenues, operating income, and reputation.

The technology platforms developed and designed by us accommodate integrated applications that include our own developed technology and third-party technology, thereby substantially increasing their functionality. By enabling such system interoperability, our communications platform both reduces implementation and ongoing costs, and improves overall management efficiencies.

Due to this complexity and the condensed development cycles under which we operate, we may experience errors in our software, corruption or loss of our data, or unexpected performance issues from time to time. For example, our solutions may face interoperability difficulties with software operating systems or programs being used by our customers, or new releases, upgrades, fixes or the integration of acquired technologies may have unanticipated consequences on the operation and performance of our other solutions. If we encounter integration challenges or discover errors in our solutions late in our development cycle, it may cause us to delay our launch dates. Any major integration or interoperability issues or launch delays could have a material adverse effect on our revenues, operating income and reputation.

Our products and services may fail to keep pace with rapidly changing technology and evolving industry standards.

The market in which we operate is characterized by rapid, and sometimes disruptive, technological developments, evolving industry standards, frequent new product introductions and enhancements and changes in customer requirements. In addition, both traditional and new competitors are investing heavily in our market areas and competing for customers. As next-generation video analytics technology continues to evolve, we must keep pace in order to maintain or expand our market position. We recently introduced a significant number of new product offerings and are increasingly focused on new, high-value safety and security-based surveillance products, as a revenue driver. If we are not able to successfully add staff resources with sufficient technical skills to develop and bring these new products to market in a timely manner, achieve market acceptance of our products and services or identify new market opportunities for our products and services, our business and results of operations may be materially and adversely affected.

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The market opportunity for our products and services may not develop in the ways that we anticipate.

The demand for our products and services can change quickly and in ways that we may not anticipate because the market in which we operate is characterized by rapid, and sometimes disruptive, technological developments, evolving industry standards, frequent new product introductions and enhancements, changes in customer requirements and a limited ability to accurately forecast future customer orders. Our operating results may be adversely affected if the market opportunity for our products and services does not develop in the ways that we anticipate or if other technologies become more accepted or standard in our industry or disrupt our technology platforms.

Uncertainties and risks associated with international markets could adversely impact our international operations.

We have international operations in Europe, the Middle East and elsewhere. There can be no assurance that we will be able to obtain the permits and operating licenses required for us to operate, obtain access to local transmission facilities on economically acceptable terms, or market services in international markets. In addition, operating in international markets generally involves additional risks, including unexpected changes in regulatory requirements, taxes, tariffs, customs, duties and other trade barriers, difficulties in staffing and managing foreign operations, problems in collecting accounts receivable, political risks, fluctuations in currency exchange rates, restrictions associated with the repatriation of funds, technology export and import restrictions, and seasonal reductions in business activity. Our ability to operate and grow our international operations successfully could be adversely impacted by these risks.

We could suffer adverse tax and other financial consequences if U.S. or foreign taxing authorities do not agree with our interpretation of applicable tax laws.

Our corporate structure is based, in part, on assumptions about the various tax laws, including withholding tax, and other relevant laws of applicable non-US jurisdictions. Foreign taxing authorities may not agree with our interpretations or reach different conclusions. Our interpretations are not binding on any taxing authority and, if these foreign jurisdictions were to change or to modify the relevant laws, we could suffer adverse tax and other financial consequences or have the anticipated benefits of our corporate structure materially impaired.

The current restructuring and reorganization could result in significant disruption of our business and our relationships with our employees, suppliers and customers could be adversely affected.

Our revenues are dependent on general economic conditions and the willingness of enterprises to invest in technology.

We believe that enterprises continue to be cautious about sustained economic growth and have tried to maintain or improve profitability through cost control and constrained spending. While our core technologies are designed to address cost reduction, other factors may cause delaying or rejecting capital projects, including the implementation of our products and services. In addition, certain industries in which we operate are under financial pressure to reduce capital investment which may make it more difficult for us to close large contracts in the immediate future. We believe there is a growing market trend toward more customers exploring operating expense models as opposed to capital expense models for procuring technology. We believe the market trend toward operating expense models will continue as customers seek ways of reducing their overhead and other costs. All of the foregoing may result in continued pressure on our ability to increase our revenue and may potentially create competitive pricing pressures and price erosion. If these or other conditions limit our ability to grow revenue or cause our revenue to decline our operating results may be materially and adversely affected.

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We may not be able to integrate new technologies and provide new services in a cost-efficient manner.

The artificial intelligence industry is subject to rapid and significant changes in technology, frequent new service introductions and evolving industry standards. We cannot predict the effect of these changes on our competitive position, our profitability or the industry generally. Technological developments may reduce the competitiveness of our networks and our software solutions and require additional capital expenditures or the procurement of additional products that could be expensive and time-consuming. In addition, new products and services arising out of technological developments may reduce the attractiveness of our services. If we fail to adapt successfully to technological advances or fail to obtain access to new technologies, we could lose customers and be limited in our ability to attract new customers and/or sell new services to our existing customers. In addition, delivery of new services in a cost-efficient manner depends upon many factors, and we may not generate anticipated revenue from such services.

Product defects or software errors could adversely affect our business.

Design defects or software errors may cause delays in product introductions and project implementations, damage customer satisfaction and may have a material adverse effect on our business, results of operations and financial condition. Our software systems are highly complex and may, from time to time, contain design defects or software errors that may be difficult to detect and correct. Because our products are generally used by our customers to perform critical business functions, design defects, software errors, misuse of our products, incorrect data from external sources or other potential problems within or outside of our control may arise during implementation or from the use of our products, and may result in financial or other damages to our customers, for which we may be held responsible. Although we have license agreements with our customers that contain provisions designed to limit our exposure to potential claims and liabilities arising from customer problems, these provisions may not effectively protect us against such claims in all cases and in all jurisdictions. Our insurance coverage is not sufficient to protect against all possible liability for defects or software errors. In addition, as a result of business and other considerations, we may undertake to compensate our customers for damages caused to them arising from the use of our products, even if our liability is limited by a license or other agreement. Claims and liabilities arising from customer problems could also damage our reputation, adversely affecting our business, results of operations and the financial condition.

Our business depends on our vendor partner relationships and the availability of their products.

We purchase products for resale from vendor partners, which include original equipment manufacturers (OEMs) and software publishers, and wholesale distributors. For the year ended December 31, 2019, we purchased approximately 85% of the products we sold directly from vendor partners and the remaining amount from wholesale distributors. We are authorized by vendor partners to sell all or some of their products via direct marketing activities. Our authorization with each vendor partner is subject to specific terms and conditions regarding such things as sales channel restrictions, product return privileges, price protection policies, purchase discounts and vendor partner programs and funding, including purchase rebates, sales volume rebates, purchasing incentives and cooperative advertising reimbursements. However, we do not have any long-term contracts with our vendor partners and many of these arrangements are terminable upon notice by either party. A reduction in vendor partner programs or funding or our failure to timely react to changes in vendor partner programs or funding could have an adverse effect on our business, results of operations or cash flows. In addition, a reduction in the amount of credit granted to us by our vendor partners could increase our need for, and the cost of, working capital and could have an adverse effect on our business, results of operations or cash flows, particularly given our substantial indebtedness.

From time to time, vendor partners may terminate or limit our right to sell some or all of their products or change the terms and conditions or reduce or discontinue the incentives that they offer us. For example, there is no assurance that, as our vendor partners continue to sell directly to end users and through resellers, they will not limit or curtail the availability of their products to resellers like us. Any such termination or limitation or the implementation of such changes could have a negative impact on our business, results of operations or cash flows.

Additionally, the relocation of key distributors utilized in our purchasing model could increase our need for, and the cost of, working capital and have an adverse effect on our business, results of operations or cash flows. Further, the sale, spin-off or combination of any of our vendor partners and/or certain of their business units, including any such sale to or combination with a vendor with whom we do not currently have a commercial relationship or whose products we do not sell, could have an adverse impact on our business, results of operations or cash flows.

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We will need to raise capital in order to realize our business plan and the failure to obtain the needed funding could adversely impact our operations.

Without adequate funding or a significant increase in revenues, we may not be able to accelerate the development and deployment of our products, respond to competitive pressures and develop new or enhanced products. We are not always able to meet our current operating expenses in a timely manner.

Overall, we have funded our cash needs from inception through the date hereof through our credit facilities and recently through the sale of equity securities.

We expect to finance our continuing operations, acquisitions and develop strategic relationships, by issuing equity or convertible debt securities if required, which could significantly reduce the percentage ownership of our existing stockholders. Furthermore, any newly issued securities could have rights, preferences and privileges senior to those of our existing common stock. Moreover, any issuances by us of equity securities may be at or below the prevailing market price of our common stock and in any event may have a dilutive impact on your ownership interest, which could cause the market price of our common stock to decline.

We may have difficulty obtaining additional funds as and when needed, and we may have to accept terms that would adversely affect our stockholders. In addition, current conditions in the credit and equity markets may adversely affect our ability to raise funds when needed. Any failure to achieve adequate funding will delay our development programs and product launches and could lead to the abandonment of one or more of our development initiatives, as well as prevent us from responding to competitive pressures or take advantage of unanticipated acquisition opportunities.

Any additional equity financing may be dilutive to stockholders, and certain types of equity financing, if available, may involve restrictive covenants or other provisions that would limit how we conduct our business or finance our operations.

Our sales are dependent on continued innovations in hardware, software and services offerings by our vendor partners and the competitiveness of their offerings, and our ability to partner with new and emerging technology providers.

The technology industry is characterized by rapid innovation and the frequent introduction of new and enhanced hardware, software and services offerings. We have been and will continue to be dependent on innovations in hardware, software and services offerings, as well as the acceptance of those innovations by customers. A decrease in the rate of innovation, or the lack of acceptance of innovations by customers, could have an adverse effect on our business, results of operations or cash flows.

In addition, if we are unable to keep up with changes in technology and new hardware, software and services offerings, for example by providing the appropriate training to our account managers, sales technology specialists and engineers to enable them to effectively sell and deliver such new offerings to customers, our business, results of operations or cash flows could be adversely affected.

We also are dependent upon our vendor partners for the development and marketing of hardware, software and services to compete effectively with hardware, software and services of vendors whose products and services we do not currently offer or that we are not authorized to offer in one or more customer channels. To the extent that a vendor’s offering that is highly in demand is not available to us for resale in one or more customer channels, and there is not a competitive offering from another vendor that we are authorized to sell in such customer channels, our business, results of operations or cash flows could be adversely impacted.

We face significant competition and many of our competitors are larger and have greater financial and other resources than we do.

We operate in an exceptionally competitive environment where there is continuous innovation and new development. Some of our product offerings compete and will compete with other similar products from our competitors. These competitive products could be marketed by well-established, successful companies that possess greater financial, marketing, distributional, personnel and other resources than we possess. In certain instances, competitors with greater financial resources also may be able to enter a market in direct competition with us offering attractive marketing tools to encourage the sale of products that compete with our products or present cost features that our target end users may find attractive.

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We believe that our ability to compete depends on a number of factors, including:

●	our ability to conduct business with our customers;
●	our ability to manage our inventory and accounts receivable;
●	our ability to purchase, sell, ship and invoice our hardware and software products and provide an invoice our services efficiently and on a timely basis;
●	our ability to maintain our cost-efficient operating model;
●	the development by others of software products that are competitive with our products and services;
●	the price at which others offer competitive software and services;
●	technological advancements;
●	the ability of competitors to deliver projects at a level of quality that rivals our own;
●	the responsiveness of our competitors to customer needs; and
●	the ability of our competitors to hire, retain and motivate key personnel.

A number of our competitors have longer operating histories, large customer bases, substantial financial, technical, sales, marketing and other resources, and strong name recognition. Current and potential competitors have established and may establish in the future, cooperative relationships among themselves or with third parties.

Substantial competition could reduce our market share and significantly harm our financial performance.

Our current competition includes Stratix, Peak Technologies, Lowry, and Barcoding Inc., who all operate in the IT industry and provide customized and integrated IT solutions for their customers.

We expect the competitive landscape in which we compete to continue to change as new technologies are developed. While innovation can help our business as it creates new offerings for us to sell, it can also disrupt our business model and create new and stronger competitors.

Some of our hardware and software vendor partners sell, and could intensify their efforts to sell, their products directly to our customers. In addition, traditional OEMs have increased their services capabilities through mergers and acquisitions with service providers, which could potentially increase competition in the market to provide comprehensive technology solutions to customers. Moreover, newer, potentially disruptive technologies exist and are being developed that deliver technology solutions as a service, for example, cloud-based solutions, including software as a service (“SaaS”), infrastructure as a service (“IaaS”) and platform as a service (“PaaS”). These technologies could increase the amount of sales directly to customers rather than through resellers like us, or could lead to a reduction in our profitability. If any of these trends become more prevalent, it could adversely affect our business, results of operations or cash flows.

We focus on offering a high level of service to gain new customers and retain existing customers. To the extent we face increased competition to gain and retain customers, we may be required to reduce prices, increase advertising expenditures or take other actions which could adversely affect our business, results of operations or cash flows. Additionally, some of our competitors may reduce their prices in an attempt to stimulate sales, which may require us to reduce prices. This would require us to sell a greater number of products to achieve the same level of net sales and gross profit. If such a reduction in prices occurs and we are unable to attract new customers and sell increased quantities of products, our sales growth and profitability could be adversely affected.

If we fail to provide high-quality services to our customers, or if our third-party service providers fail to provide high-quality services to our customers, our reputation, business, results of operations or cash flows could be adversely affected.

We deliver and manage mission-critical software, systems and network solutions for our customers. We also offer certain services, such as implementation and installation services and repair services, to our customers through various third-party service providers engaged to perform these services on our behalf. If we or our third-party service providers fail to provide high-quality services to our customers or such services result in a disruption of our customers’ businesses, this could, among other things, result in legal claims and proceedings and liability, and our reputation with our customers, our brand and our business, results of operations or cash flows could be adversely affected.

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Our positioning in the marketplace as a smaller provider places a significant strain on our resources, and if not managed effectively, could result in operational inefficiencies and other difficulties.

Our positioning in the marketplace may place a significant strain on our management, operational and financial resources, and increase demand on our systems and controls. To manage this position effectively, we must continue to implement and improve our operational and financial systems and controls, invest in development and engineering, critical systems and network infrastructure to maintain or improve our service quality levels, purchase and utilize other systems and solutions, and train and manage our employee base. As we proceed with our development, operational difficulties could arise from additional demand placed on customer provisioning and support, billing and management information systems, product delivery and fulfillment, sales and marketing and administrative resources.

For instance, we may encounter delays or cost overruns or suffer other adverse consequences in implementing new systems when required. In addition, our operating and financial control systems and infrastructure could be inadequate to ensure timely and accurate financial reporting.

Implementation and development of our technology business depends on our ability to obtain adequate funding.

Our technology products and services require ongoing funding to continue the current development and operational plans. Failure to obtain adequate financing will substantially delay our development, slow down current operations, result in loss of customers and adversely impact our results of operations.

Disruptions in our technology may result in customer dissatisfaction, customer loss or both, which could materially and adversely affect our reputation and business.

Our technology is an integral part of our customers’ business operations. It is critical for our customers, that our products and services provide a continued and uninterrupted performance. Customers may be dissatisfied by any system failure that interrupts our ability to provide services to them. Sustained or repeated system failures would reduce the attractiveness of our services significantly and could result in decreased demand for our services.

Disruptions may cause losses to our customers, which could cause us to lose customers and/or incur expenses, and thereby adversely affect our business, revenue and cash flow.

Integration of acquisitions ultimately may not provide the benefits originally anticipated by management and may distract the attention of our personnel from the operation of our business.

We strive to improve service quality and enhance our ability to introduce new products and services. Strategic acquisitions in desired markets play a part of our growth strategy, and we may pursue additional acquisitions in the future to further strengthen our strategic objectives. Acquisitions of businesses involve operational risks, including the possibility that an acquisition may not ultimately provide the benefits originally anticipated by management. Moreover, we may not be successful in identifying attractive acquisition candidates, completing and financing additional acquisitions on favorable terms, or integrating the acquired business or assets into our own. There may be difficulty in integrating technologies and solutions, in migrating customer bases and in integrating the service offerings, distribution channels and networks gained through acquisitions with our own. Successful integration of operations and technologies requires the dedication of management and other personnel, which may distract their attention from the day-to-day business, the development or acquisition of new technologies, and the pursuit of other business acquisition opportunities. Therefore, successful integration may not occur in light of these factors.

We have a history of losses.

Our accumulated deficit was approximately $45.1 million for the year ended December 31, 2019. As a result of such losses, we may have difficulty obtaining additional financing.

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We depend on key personnel who would be difficult to replace, and our business plans will likely be harmed if we lose their services or cannot hire additional qualified personnel.

Our success depends substantially on the efforts and abilities of our senior management and certain key personnel. The competition for qualified management and key personnel, especially engineers, is intense. Although we maintain non-competition and non-disclosure covenants with all our key personnel, we do not have employment agreements with most of them. The loss of services of one or more of our key employees, or the inability to hire, train, and retain key personnel, especially engineers and technical support personnel, could delay the development and sale of our products, disrupt our business, and interfere with our ability to execute our business plan.

Potential strategic alliances may not achieve their objectives, and the failure to do so could impede our growth.

We may enter into strategic alliances. Among other matters, we continually explore strategic alliances designed to enhance or complement our technology or to work in conjunction with our technology; to provide necessary know-how, components, or supplies; to attract additional customers; and to develop, introduce, and distribute products utilizing our technology. Any strategic alliances may not achieve their intended objectives, and parties to our strategic alliances may not perform as contemplated. The failure of these alliances may impede our ability to introduce new products.

Risks Related to Our Intellectual Property

Our inability to protect our intellectual property could impair our competitive advantage, reduce our revenue, and increase our costs.

Our success and ability to compete depend in part on our ability to maintain the proprietary aspects of our technologies and products. We rely on a combination of trade secrets, patents, copyrights, trademarks, confidentiality agreements, and other contractual provisions to protect our intellectual property, but these measures may provide only limited protection. We customarily enter into written confidentiality and non-disclosure agreements with our employees, consultants, customers, manufacturers, and other recipients of information about our technologies and products and assignment of invention agreements with our employees and consultants. We may not always be able to enforce these agreements and may fail to enter into any such agreement in every instance when appropriate. We license from third parties certain technology used in and for our products. These third-party licenses are granted with restrictions; therefore, such third-party technology may not remain available to us on terms beneficial to us. Our failure to enforce and protect our intellectual property rights or obtain from third parties the right to use necessary technology could have a material adverse effect on our business, operating results, and financial condition. In addition, the laws of some foreign countries do not protect proprietary rights as fully as do the laws of the United States.

Patents may not issue from the patent applications that we have filed or may file in the future. Our issued patents may be challenged, invalidated, or circumvented, and claims of our patents may not be of sufficient scope or strength, or issued in the proper geographic regions, to provide meaningful protection or any commercial advantage. We have registered certain of our trademarks in the United States and other countries. We cannot assure you that we will obtain registrations of principal or other trademarks in key markets in the future. Failure to obtain registrations could compromise our ability to protect our trademarks and brands fully, and could increase the risk of challenge from third parties to our use of our trademarks and brands.

We may be required to incur substantial expenses and divert management attention and resources in defending intellectual property litigation against us.

We cannot be certain that our technologies and products do not and will not infringe on issued patents or other proprietary rights of others. While we are not currently subject to any infringement claim, any future claim, with or without merit, could result in significant litigation costs and diversion of resources, including the attention of management, and could require us to enter into royalty and licensing agreements, any of which could have a material adverse effect on our business. We may not be able to obtain such licenses on commercially reasonable terms, if at all, or the terms of any offered licenses may be unacceptable to us. If forced to cease using such technology, we may be unable to develop or obtain alternate technology. Accordingly, an adverse determination in a judicial or administrative proceeding, or failure to obtain necessary licenses, could prevent us from manufacturing, using, or selling certain of our products, which could have a material adverse effect on our business, operating results, and financial condition.

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Furthermore, parties making such claims could secure a judgment awarding substantial damages, as well as injunctive or other equitable relief, which could effectively block our ability to make, use, or sell our products in the United States or abroad. Such a judgment could have a material adverse effect on our business, operating results, and financial condition. In addition, we are obligated under certain agreements to indemnify the other party in connection with infringement by us of the proprietary rights of third parties. In the event that we are required to indemnify parties under these agreements, it could have a material adverse effect on our business, financial condition, and results of operations.

We may incur substantial expenses and divert management resources in prosecuting others for their unauthorized use of our intellectual property rights.

Other companies, including our competitors, may develop technologies that are similar or superior to our technologies, duplicate our technologies, or design around our patents, and may have or obtain patents or other proprietary rights that would prevent, limit, or interfere with our ability to make, use, or sell our products. Unauthorized parties may attempt to copy or otherwise use aspects of our technologies and products that we regard as proprietary. Our means of protecting our proprietary rights in the United States or abroad may not be adequate, or competitors may independently develop similar technologies. If our intellectual property protection is insufficient to protect our intellectual property rights, we could face increased competition in the market for our technologies and products.

Should any of our competitors file patent applications or obtain patents that claim inventions also claimed by us, we may choose to participate in an interference proceeding to determine the right to a patent for these inventions, because our business would be harmed if we fail to enforce and protect our intellectual property rights. Even if the outcome is favorable, this proceeding could result in substantial cost to us and disrupt our business.

In the future, we also may need to file lawsuits to enforce our intellectual property rights, to protect our trade secrets, or to determine the validity and scope of the proprietary rights of others. This litigation, whether successful or unsuccessful, could result in substantial costs and diversion of resources, which could have a material adverse effect on our business, financial condition, and results of operations.

Risks Related to this Offering and the Ownership of Our Common Stock

There is currently a limited liquid trading market for our Common Stock.

Our common stock is quoted on the OTC Markets OTCQB tier under the symbol “OMQS.” However, there is currently a limited trading market in our common stock. Although there are periodic volume spikes from time to time, we cannot give an assurance that a consistent, active trading market will develop in the short term. If an active market for our common stock develops, there is a significant risk that our stock price may fluctuate in the future in response to any of the following factors, some of which are beyond our control:

●	Variations in our quarterly operating results
●	Announcements that our revenue or income is below analysts’ expectations
●	General economic downturns
●	Sales of large blocks of our common stock
●	Announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments.

The OTCQB market is a relatively unorganized, inter-dealer, over-the-counter market that provide significantly less liquidity than NASDAQ and the New York Stock Exchange, or NYSE. In this event, there would be a highly illiquid market for our common stock and you may be unable to dispose of your common stock at desirable prices or at all. Moreover, there is a risk that our common stock could be delisted from the OTCQB, in which case it might be listed on the OTC Pink, which is even more illiquid than the OTCQB. We intend to apply for our common stock to be listed on the NASDAQ Capital Market or the NYSE American but there can be no assurance that our shares of common stock will be approved for listing.

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The lack of an active market impairs your ability to sell your shares at the time you wish to sell them or at a price that you consider reasonable. The lack of an active market may also reduce the fair market value of your shares. An inactive market may also impair our ability to raise capital to continue to fund operations by selling securities and may impair our ability to acquire additional intellectual property assets by using our securities as consideration.

You may experience dilution of your ownership interest due to future issuance of our securities.

We are in a capital-intensive business and we do not have sufficient funds to finance the growth of our business or to support our projected capital expenditures. As a result, we will require additional funds from future equity or debt financings, including potential sales of preferred shares or convertible debt, to complete the development of new projects and pay the general and administrative costs of our business. We may in the future issue our previously authorized and unissued securities, resulting in the dilution of the ownership interests of holders of our common stock. We are currently authorized to issue 200,000,000 shares of common stock and 25,000,000 shares of preferred stock. We may also issue additional shares of common stock or other securities that are convertible into or exercisable for common stock in future public offerings or private placements for capital raising purposes or for other business purposes. The future issuance of a substantial number of shares of common stock into the public market, or the perception that such issuance could occur, could adversely affect the prevailing market price of our common shares. A decline in the price of our common stock could make it more difficult to raise funds through future offerings of our common stock or securities convertible into common stock.

You may experience additional dilution upon future equity issuances or the exercise of stock options to purchase common stock granted to our directors, officers and employees under our current and future stock incentive plans, including our 2018 Stock Incentive Plan. See “Dilution.”

Our Board of Directors may issue and fix the terms of shares of our Preferred Stock without stockholder approval, which could adversely affect the voting power of holders of our Common Stock or any change in control of our Company.

Our Articles of Incorporation authorize the issuance of up to 25,000,000 shares of “blank check” preferred stock, $0.001 par value per share, with such designation rights and preferences as may be determined from time to time by the Board of Directors. Our Board of Directors is empowered, without shareholder approval, to issue shares of preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of our Common Stock. In the event of such issuances, the preferred stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of our company.

Because certain principal stockholders own a large percentage of our voting stock, other stockholders’ voting power may be limited.

As of December 31, 2019, our largest shareholders: Campbeltown Consulting Ltd. and Walefar Investments Ltd. owned or controlled approximately 39.34% of our outstanding common stock. If those stockholders act together, they would have the ability to have a substantial influence on matters submitted to our stockholders for approval, including the election and removal of directors and the approval of any merger, consolidation or sale of all or substantially all of our assets. As a result, our other stockholders may have little or no influence over matters submitted for shareholder approval. In addition, the ownership of such stockholders could preclude any unsolicited acquisition of us, and consequently, adversely affect the price of our common stock. These stockholders may make decisions that are adverse to your interests.

We do not expect to pay dividends and investors should not buy our Common Stock expecting to receive dividends.

We do not anticipate that we will declare or pay any dividends in the foreseeable future. Consequently, you will only realize an economic gain on your investment in our common stock if the price appreciates. You should not purchase our common stock expecting to receive cash dividends. Since we do not pay dividends, and if we are not successful in establishing an orderly trading market for our shares, then you may not have any manner to liquidate or receive any payment on your investment. Therefore, our failure to pay dividends may cause you to not see any return on your investment even if we are successful in our business operations. In addition, because we do not pay dividends we may have trouble raising additional funds which could affect our ability to expand our business operations.

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Our common stock may be considered a “penny stock”, and thereby be subject to additional sale and trading regulations that may make it more difficult to sell.

Our common stock may be considered to be a “penny stock” if it does not qualify for one of the exemptions from the definition of “penny stock” under Section 3a51-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our common stock may be a “penny stock” if it meets one or more of the following conditions: (i) the stock trades at a price less than $5 per share; (ii) it is not traded on a “recognized” national exchange; or (iii) is issued by a company that has been in business less than three years with net tangible assets less than $5 million.

The principal result or effect of being designated a “penny stock” is that securities broker-dealers participating in sales of our common stock will be subject to the “penny stock” regulations set forth in Rules 15g-2 through 15g-9 promulgated under the Exchange Act. For example, Rule 15g-2 requires broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document at least two business days before effecting any transaction in a penny stock for the investor’s account. Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to: (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult and time consuming for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

A DTC “Chill” on the electronic clearing of trades in our securities in the future may affect the liquidity of our stock and our ability to raise capital.

Because our common stock is traded on the OTCQB, there is a greater risk that the Depository Trust Company (“DTC”) may place a “chill” on the electronic clearing of trades in our securities. This may lead some brokerage firms to be unwilling to accept certificates and/or electronic deposits of our stock and other securities and also some may not accept trades in our securities altogether. A future DTC chill would affect the liquidity of our securities and make it difficult to purchase or sell our securities in the open market. It may also have an adverse effect on our ability to raise capital because investors may be unable to easily resell our securities into the market. Our inability to raise capital on terms acceptable to us, if at all, could have a material and adverse effect on our business and operations.

Our operating results are likely to fluctuate from period to period.

We anticipate that there may be fluctuations in our future operating results. Potential causes of future fluctuations in our operating results may include:

●	Period-to-period fluctuations in financial results
●	Issues in manufacturing products
●	Unanticipated potential product liability claims
●	The introduction of technological innovations or new commercial products by competitors
●	The entry into, or termination of, key agreements, including key strategic alliance agreements
●	The initiation of litigation to enforce or defend any of our intellectual property rights
●	Regulatory changes
●	Failure of any of our products to achieve commercial success

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Our business, financial condition and results of operations could be materially adversely affected by various risks, including, but not limited to the principal risks noted below.

The requirements of the Sarbanes-Oxley Act of 2002 and other U.S. securities laws impose substantial costs, and may drain our resources and distract our management.

We are subject to certain of the requirements of the Sarbanes-Oxley Act of 2002 in the U.S., as well as the reporting requirements under the Exchange Act. The Exchange Act requires, among other things, filing of annual reports on Form 10-K, quarterly reports on Form 10-Q and periodic reports on Form 8-K following the happening of certain material events, with respect to our business and financial condition. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal controls over financial reporting. Our existing controls have some weaknesses, as described below. Meeting the requirements of the Exchange Act and the Sarbanes-Oxley Act may strain our resources and may divert management’s attention from other business concerns, both of which may have a material adverse effect on our business.

If we fail to establish and maintain an effective system of internal control, we may not be able to report our financial results accurately or to prevent fraud. Any inability to report and file our financial results accurately and timely could harm our reputation and adversely impact the trading price of our common stock.

Effective internal control is necessary for us to provide reliable financial reports and prevent fraud. If we cannot provide reliable financial reports or prevent fraud, we may not be able to manage our business as effectively as we would if an effective control environment existed, and our business and reputation with investors may be harmed. As a result, our small size and any current internal control deficiencies may adversely affect our financial condition, results of operation and access to capital.

We currently have written policies and procedures for accounting and financial reporting with respect to the requirements and application of US GAAP and SEC disclosure requirements. Due to the small size of our accounting staff, we may need to add additional staff to provide additional segregation of duties to support our internal control over financial reporting and technical expertise with regard to financial reporting for publicly held companies.

Our compliance with complicated U.S. regulations concerning corporate governance and public disclosure is expensive. Moreover, our ability to comply with all applicable laws, rules and regulations is uncertain given our management’s relative inexperience with operating U.S. public companies.

As a publicly reporting company, we are faced with expensive and complicated and evolving disclosure, governance and compliance laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act and the Dodd-Frank Act, and, following this offering, the rules of the Nasdaq Stock Market. New or changing laws, regulations and standards are subject to varying interpretations in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies, which could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. As a result, our efforts to comply with evolving laws, regulations and standards of a U.S. public company are likely to continue to result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities.

FINRA sales practice requirements may also limit your ability to buy and sell our common stock, which could depress the price of our shares.

Financial Industry Regulatory Authority, Inc. (FINRA) rules require broker-dealers to have reasonable grounds for believing that an investment is suitable for a customer before recommending that investment to the customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status and investment objectives, among other things. Under interpretations of these rules, FINRA believes that there is a high probability such speculative low-priced securities will not be suitable for at least some customers. Thus, FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our shares, have an adverse effect on the market for our shares, and thereby depress our share price.

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If our shares are listed on the NASDAQ Capital Market or the NYSE American we will be subject to potential delisting if we do not meet or continue to maintain the listing requirements of the NASDAQ Capital Market or the NYSE American.

We intend to apply for our common stock to become listed on the NASDAQ Capital Market or the NYSE American. An approval of our listing application by NASDAQ or the NYSE American will be subject to, among other things, our fulfilling all of the listing requirements of NASDAQ or the NYSE American. In addition, both NASDAQ and the NYSE American have rules for continued listing, including, without limitation, minimum market capitalization and other requirements. Failure to maintain our listing, or de-listing from this market, would make it more difficult for shareholders to dispose of our common stock and more difficult to obtain accurate price quotations on our common stock. This could have an adverse effect on the price of our common stock. Our ability to issue additional securities for financing or other purposes, or otherwise to arrange for any financing we may need in the future, may also be materially and adversely affected if our common stock is not traded on a national securities exchange.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they change their recommendations regarding our common stock adversely, the price of our common stock and trading volume could decline.

The trading market for our common stock may be influenced by the research and reports that securities or industry analysts may publish about us, our business, our market or our competitors. If any of the analysts who may cover us change their recommendation regarding our common stock adversely, or provide more favorable relative recommendations about our competitors, the price of our common stock would likely decline. If any analyst who may cover us were to cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the price of our common stock or trading volume to decline.

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CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus contains forward-looking statements, about our expectations, beliefs or intentions regarding, among other things, our product development efforts, business, financial condition, results of operations, strategies or prospects. In addition, from time to time, our representatives have made or may make forward-looking statements, orally or in writing. Forward-looking statements can be identified by the use of forward-looking words such as “believe,” “expect,” “intend,” “plan,” “may,” “should” or “anticipate” or their negatives or other variations of these words or other comparable words or by the fact that these statements do not relate strictly to historical or current matters. These forward-looking statements may be included in, but are not limited to, various filings made by us with the United States Securities and Exchange Commission, or the SEC, press releases or oral statements made by or with the approval of one of our authorized executive officers. Forward-looking statements relate to anticipated or expected events, activities, trends or results as of the date they are made. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties that could cause our actual results to differ materially from any future results expressed or implied by the forward-looking statements. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements, including, but not limited to, the factors summarized below.

Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions, future business decisions, and the time and money required to successfully complete development projects, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the assumptions underlying the forward-looking statements contained herein are reasonable, any of those assumptions could prove inaccurate and, therefore, there can be no assurance that the results contemplated in any of the forward-looking statements contained herein will be realized. Based on actual experience and business development, we may alter our marketing, capital expenditure plans or other budgets, which may, in turn, affect our results of operations. In light of the significant uncertainties inherent in the forward-looking statements included therein, the inclusion of any such statement should not be regarded as a representation by us or any other person that our objectives will be achieved.

DETERMINATION OF OFFERING PRICE

The Selling Stockholders may sell the common shares issued to them from time-to-time at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions.

USE OF PROCEEDS

The shares of Common Stock offered hereby are being registered for the account of the Selling Stockholders named in this prospectus. As a result, all proceeds from sales of the Common Stock will go to the Selling Stockholders and we will not receive any proceeds from the resale of Common Stock by the Selling Stockholders. We will receive proceeds from the cash exercise of the options; however, no assurance can be given as to when, or if any, of the options may be exercised. In addition, certain of the options and the warrants may be exercised on a cashless basis.If any options are exercised, the proceeds derived therefrom will be used for working capital and general corporate purposes.

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SELLING STOCKHOLDERS

The table below sets forth information concerning the resale of the shares of Common Stock by the Selling Stockholders. We will not receive any proceeds from the resale of the Common Stock by the Selling Stockholders other than the proceeds from the exercise of the options. Assuming all the shares registered below are sold by the Selling Stockholders, none of the Selling Stockholders will continue to own any shares of our Common Stock issued to them pursuant to the Plans, including shares of Common Stock issuable upon exercise of options issued pursuant to the Plans. The following table sets forth the name of each person who is offering the resale of shares of Common Stock by this prospectus, the number of shares of Common Stock beneficially owned by each person, the number of shares of Common Stock that may be sold in this offering and the number of shares of Common Stock each person will own after the offering, assuming they sell all shares offered.

We are advised by the Selling Stockholders that they do not have a present intention of selling shares of our Common Stock.

We will, from time to time, if necessary, supplement this prospectus to reflect grants under the Plan and/or to name grantees who are officers and/or directors as Selling Stockholders.

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Name	Number of Shares of Common Stock Beneficially Owned Prior to Offering (1)		Shares of Common Stock Offered in this Offering		Shares of Common Stock Beneficially Owned After this Offering (1)	Percentage of Common Stock Beneficially Owned After this Offering (1)(2)
David Marin	139,625	(3)	62,500		77,125	1.48%
Shai Lustgarten	1,181,191	(4)	319,050		862,141	16.57%
Andrew J. MacMillan	59,687	(5)	67,500	(6)	-
Neev Nissenson	78,125	(7)	90,000	(8)	10,000	*
Yaron Shalem	59,687	(9)	67,500	(10)	-
Arthur Marcus	37,813	(11)	42,500	(12)	-
Ram Lustgarten	13,125	(13)	35,000	(14)	-
Chris Sloanes	5,000	(15)	5,000		-
Claude Labrasca	97,625	(16)	125,000	(17)	750	*
David McLendon	25,000	(18)	25,000		-
Eli Uziel	25,000	(19)	25,000	(20)	-
Ellen Holloway	10,000	(21)	10,000		-
Gregory Canda	5,000	(22)	5,000		-
Kathleen Marin	139,625	(23)	62,500		77,125	1.48%
Keith Parr	10,000	(24)	10,000
Alan Ericson	5,000	(25)	5,000		-
Richard Factor	10,000	(26)	10,000		-
Tom Lasusa	10,000	(27)	10,000		-
Tom McNeil	5,000	(28)	5,000		-
Tuan Do	5,000	(29)	5,000		-
Alice Kornaherns	6,625	(30)	7,500	(31)	1,000	*
David Antivilo	3,750	(32)	5,000	(33)	-
Jyoti Gurbani	375	(34)	500	(35)	-
Rick Vogtmann	3,750	(36)	5,000	(37)	-
Sandy Mayer	11,250	(38)	15,000	(39)	-
Yoram Hoffman	7,500	(40)	10,000	(41)	-
Asaf Golander	1,875	(42)	2,500	(43)	-
Eliran Madmon	2,625	(44)	3,500	(45)	-
Eran Rosenberg	7,500	(46)	10,000	(47)	-
Gabriel Revach	2,625	(48)	3,500	(49)	-
Mina Teicher	7,500	(50)	10,000	(51)	-
Ohad Elzafan	2,625	(52)	3,500	(53)	-
Shai Weisman	7,500	(54)	10,000	(55)	-
Tair David	563	(56)	750	(57)	-
Yahir Greenberg	7,500	(58)	10,000	(59)	-
Yair Elblinger	7,500	(60)	10,000	(61)	-
John Nesbett	10,000	(62)	10,000		-
Carlos Nissensohn	837,641	(63)	75,000		762,641	14.66%

*	less than 1%

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1)	The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the Selling Stockholder has sole or shared voting power or investment power and any shares that the Selling Stockholder has the right to acquire within 60 days from March 31, 2020. “Shares Beneficially Owned Upon Completion of this Offering” assumes the sale of all the Common Stock offered by this prospectus and no other purchases or sales of our Common Stock by the Selling stockholders.
2)	Applicable percentage ownership is based on 4,024,837 shares of Common Stock outstanding as of March 31, 2020, together with securities exercisable or convertible into shares of Common Stock within 60 days of March 31, 2020 for each person listed, including, for purposes of the shares beneficially owned prior to the offering, the shares offered for resale pursuant to this prospectus.
3)	Includes 2,125 shares issuable upon the conversion of preferred stock, 62,500 shares issuable upon the exercise of options and 75,000 shares issuable upon the exercise of warrants. The address of the shareholder is 12272 Monarch Street, Garden Grove, CA 92841. Excludes shares of common stock issuable upon conversion of a promissory note issued by the Company to Mr. Marin.
4)	Includes 746,808 shares and 33,333 shares issuable upon the exercise of warrants held by Walefar Investments Ltd., which is beneficially owned by Mr. Lustgarten, and 319,050 shares issuable upon the exercise of options.
5)	Includes 67,500 shares issuable upon exercise of options.
6)	Includes 7,813 shares issuable upon exercise of options that have not yet vested.
7)	Includes 10,000 shares and 68,125 shares issuable upon exercise of options.
8)	Includes 21,875 shares issuable upon exercise of options that have not yet vested.
9)	Includes 67,500 shares issuable upon exercise of options.
10)	Includes 7,813 shares issuable upon exercise of options that have not yet vested.
11)	Includes 36,875 shares issuable upon exercise of options.
12)	Includes 4,688 shares issuable upon exercise of options that have not yet vested.
13)	Includes 8,750 shares issuable upon exercise of options.
14)	Includes 21,875 shares issuable upon exercise of options that have not yet vested.
15)	Includes 5,000 shares issuable upon exercise of options.
16)	Includes 750 shares and 96,875 shares issuable upon exercise of options.
17)	Includes 28,125 shares issuable upon exercise of options that have not yet vested.

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18)	Includes 25,000 shares issuable upon exercise of options.
19)	Includes 25,000 shares issuable upon exercise of options.
20)	Reserved.
21)	Includes 10,000 shares issuable upon exercise of options.
22)	Includes 5,000 shares issuable upon exercise of options.
23)	Includes 2,125 shares issuable upon the conversion of preferred stock, 62,500 shares issuable upon the exercise of options and 75,000 shares issuable upon the exercise of warrants.
24)	Includes 10,000 shares issuable upon exercise of options.
25)	Includes 5,000 shares issuable upon exercise of options.
26)	Includes 10,000 shares issuable upon exercise of options.
27)	Includes 10,000 shares issuable upon exercise of options.
28)	Includes 5,000 shares issuable upon exercise of options.
29)	Includes 5,000 shares issuable upon exercise of options.
30)	Includes 1,000 shares and 5,625 shares issuable upon exercise of options.
31)	Includes 1,875 shares issuable upon exercise of options that have not yet vested.
32)	Includes 3,750 shares issuable upon exercise of options.
33)	Includes 1,250 shares issuable upon exercise of options that have not yet vested.
34)	Includes 375 shares issuable upon exercise of options.
35)	Includes 125 shares issuable upon exercise of options that have not yet vested.
36)	Includes 3,750 shares issuable upon exercise of options.
37)	Includes 1,250 shares issuable upon exercise of options that have not yet vested.
38)	Includes 11,250 shares issuable upon exercise of options.
39)	Includes 3,750 shares issuable upon exercise of options that have not yet vested.
40)	Includes 7,500 shares issuable upon exercise of options.
41)	Includes 2,500 shares issuable upon exercise of options that have not yet vested.
42)	Includes 1,875 shares issuable upon exercise of options.
43)	Includes 625 shares issuable upon exercise of options that have not yet vested.
44)	Includes 2,625 shares issuable upon exercise of options.
45)	Includes 875 shares issuable upon exercise of options that have not yet vested.
46)	Includes 7,500 shares issuable upon exercise of options.
47)	Includes 2,500 shares issuable upon exercise of options that have not yet vested.
48)	Includes 2,625 shares issuable upon exercise of options.
49)	Includes 875 shares issuable upon exercise of options that have not yet vested.
50)	Includes 7,500 shares issuable upon exercise of options.
51)	Includes 2,500 shares issuable upon exercise of options that have not yet vested.
52)	Includes 2,625 shares issuable upon exercise of options.
53)	Includes 875 shares issuable upon exercise of options that have not yet vested.
54)	Includes 7,500 shares issuable upon exercise of options.
55)	Includes 2,500 shares issuable upon exercise of options that have not yet vested.
56)	Includes 563 shares issuable upon exercise of options.
57)	Includes 187 shares issuable upon exercise of options that have not yet vested.
58)	Includes 7,500 shares issuable upon exercise of options.
59)	Includes 2,500 shares issuable upon exercise of options that have not yet vested.
60)	Includes 7,500 shares issuable upon exercise of options.
61)	Includes 2,500 shares issuable upon exercise of options that have not yet vested.
62)	Includes 10,000 shares issuable upon exercise of options.
63)	Includes 729,308 shares held by Campbeltown Consulting Ltd., which is beneficially owned by Mr. Nissenson. Also includes 138,333 shares underlying warrants.

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PLAN OF DISTRIBUTION

Timing of Sales

The Selling Stockholders may offer and sell the shares covered by this prospectus at various times. The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

No Known Agreements to Resell the Shares

To our knowledge, no Selling Stockholder has any agreement or understanding, directly or indirectly, with any person to resell the shares of Common Stock covered by this prospectus.

Offering Price

The sales price offered by the Selling Stockholders to the public may be:

●	the market price prevailing at the time of sale;

●	a price related to such prevailing market price; or

●	such other price as the Selling Stockholders determine from time to time.

Manner of Sale

The shares of Common Stock may be sold by means of one or more of the following methods:

●	a block trade in which the broker-dealer so engaged will attempt to sell the common shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by that broker-dealer for its account pursuant to this prospectus;

●	ordinary brokerage transactions in which the broker solicits purchasers;

●	through options, swaps or derivatives;

●	in transactions to cover short sales;

●	privately negotiated transactions; or

●	in a combination of any of the above methods.

The Selling Stockholders may sell their shares of Common Stock directly to purchasers or may use brokers, dealers, underwriters or agents to sell their shares. Brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions, discounts or concessions from the Selling Stockholders, or, if any such broker-dealer acts as agent for the purchaser of shares of Common Stock, from the purchaser in amounts to be negotiated immediately prior to the sale. The compensation received by brokers or dealers may, but is not expected to, exceed that which is customary for the types of transactions involved.

Broker-dealers may agree with a Selling Stockholder to sell a specified number of shares of Common Stock at a stipulated price per share, and, to the extent the broker-dealer is unable to do so acting as agent for a Selling Stockholder, to purchase as principal any unsold shares of Common Stock at the price required to fulfill the broker-dealer commitment to the Selling Stockholder.

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Broker-dealers who acquire, as principal, shares of Common Stock form a Selling Stockholder, may resell the shares from time to time in transactions, which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, on the OTCQB or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions. In connection with resales of the shares, broker-dealers may pay to or receive from the purchasers of shares commissions as described above.

If our Selling Stockholders enter into arrangements with brokers or dealers, as described above, we are obligated to file a post-effective amendment to this registration statement disclosing such arrangements, including the names of any broker-dealers acting as underwriters.

The Selling Stockholders and any broker-dealers or agents that participate with the Selling Stockholders in the sale of shares of Common Stock may be deemed to be “underwriters” within the meaning of the Securities Act. In that event, any commissions received by broker-dealers or agents and any profit on the resale of the shares of Common Stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We will make copies of this prospectus available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

Sales Pursuant to Rule 144

Any shares of Common Stock covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

Accordingly, during such times as a Selling Stockholder may be deemed to be engaged in a distribution of the shares of Common Stock and, therefore, deemed to be an underwriter, the Selling Stockholder must comply with applicable law and, among other things:

●	may not engage in any stabilization activities in connection with our Common Stock;

●	may not cover short sales by purchasing shares while the distribution is taking place; and

●	may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

State Securities Laws

Under the securities laws of some states, the shares of Common Stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of Common Stock may not be sold unless the shares have been registered or qualified for sale in the state or an exemption from registration or qualification is available and is complied with.

Expenses of Registration

We are bearing all costs relating to the registration of the common stock. These expenses are estimated to be $10,000, including, but not limited to, legal, accounting, printing and mailing fees. The Selling Stockholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the shares of Common Stock.

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LEGAL MATTERS

Certain legal matters relating to this offering will be passed upon for us by Sichenzia Ross Ference LLP, New York, New York.

EXPERTS

The audited consolidated financial statements of OMNIQ Corp. and its subsidiaries, as of and for the years ended December 31, 2019 and 2018 included in this prospectus, and elsewhere in the registration statement on Form S-8 have been so included in reliance upon the report of Haynie & Company for the year ended December 31, 2019 and the report of RBSM LLP for the year ended December 31, 2018, upon the authority of said firms as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the Commission. You can review our electronically filed reports, proxy and information statements on the Commission’s web site at http://www.sec.gov/. Information included on our web site is not part of this reoffer prospectus.

We have filed with the Commission a registration statement on Form S-8, as amended, under the Securities Act, with respect to the shares of Common Stock offered by the Selling Stockholders pursuant to this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all the information set forth in the registration statement or the exhibits and schedules that are part of the registration statement. Some items included in the registration statement are omitted from the prospectus in accordance with the rules and regulations of the Commission. For further information with respect to us and the Common Stock offered under this prospectus, we refer you to the registration statement and the accompanying exhibits.

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1,178,300 Shares of Common Stock

OMNIQ CORP.

REOFFER PROSPECTUS

April 17, 2020

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Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The SEC allows us to “incorporate by reference” the information we file with the SEC. This permits us to disclose important information to you by referring to these filed documents. Any information referred to in this way is considered part of this prospectus supplement. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents that have been filed with the SEC (other than information furnished under Item 2.02 or Item 7.01 of Form 8-K and all exhibits related to such items):

●	Our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the Commission on March 30, 2020;

●	Our Current Reports on form 8-K filed with the Commission on January 21, 2020, February 6, 2020, March 4, 2020, March 23, 2020, March 31, 2020 and April 3, 2020;

●	The description of the Registrant’s Common Stock incorporated herein by reference from our Registration Statement on Form S-1 filed with the Commission on July 18, 2019, and amended on July 26, 2019, including any amendment or report filed for the purpose of updating such description; and

●	all other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the documents referred to in clause (a) above.

Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus supplement and the accompanying prospectus or in a later filed document that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.

You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost (other than exhibits, unless such exhibits are specifically incorporate by reference), by contacting Shai Lustgarten, Chief Executive Officer, OMNIQ Corp., 1865 West 2100 South, Salt Lake City, UT 84119. Our phone number is (714) 899-4800.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Our outside counsel, Sichenzia Ross Ference LLP, owns 8,523 shares of our common stock and Arthur S. Marcus., an attorney at Sichenzia Ross Ference LLP, owns options to purchase an aggregate of 36,875 shares of our common stock which underlying shares are included herein.

Item 6. Indemnification of Directors and Officers

As a corporation incorporated in the State of Delaware, we are subject to the Delaware General Corporation Law (“DGCL”). Section 102(b)(7) of the DGCL allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our charter provides for this limitation of liability.

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Section 145 of the DGCL (“Section 145”), provides, among other things, that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. A Delaware corporation may indemnify any persons who were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided further that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify such person under Section 145.

Our charter and bylaws provide that we must indemnify and advance expenses to its directors and officers to the full extent authorized by the DGCL.

We expect to maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act as defined in the policy and (2) to us with respect to indemnification payments that we may make to such directors and officers.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, any provision of our charter, bylaws, agreement, vote of stockholders or disinterested directors or otherwise. Notwithstanding the foregoing, we shall not be obligated to indemnify a director or officer in respect of a proceeding (or part thereof) instituted by such director or officer, unless such proceeding (or part thereof) has been authorized by our board of directors pursuant to the applicable procedure outlined in our bylaws.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held jointly and severally liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

The following exhibits are filed as part of this Registration Statement:

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EXHIBIT INDEX

Exhibit No.	Description

(a)	Exhibits.

4.1	$12,492,136.51 Secured Promissory Note, from Quest Solution, Inc., Bar Code Specialties, Inc., Quest Marketing, Inc., Quest Solution Canada Inc., Quest Exchange Ltd. and their subsidiaries and/or affiliates, jointly and severally, to ScanSource, Inc., incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the SEC on July 22, 2016

4.2	$483,173.60 CAD Secured Promissory Note, from Quest Solution, Inc., Bar Code Specialties, Inc., Quest Marketing, Inc., Quest Solution Canada Inc., Quest Exchange Ltd. and their subsidiaries and/or affiliates, jointly and severally, to ScanSource, Inc., incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K, filed with the SEC on July 22, 2016

4.3	Form of Warrant, incorporated by referenced to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the SEC on April 9, 2019.

4.4	Form of Placement Agent Warrant, incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K, filed with the SEC on April 9, 2019.

5.1**	Opinion of Sichenzia Ross Ference LLP

23.1*	Auditor consent of RBSM LLP

23.2*	Auditor consent of Haynie & Company

23.3**	Consent of Sichenzia Ross Ference LLP (included in exhibit 5.1)

24.1**	Power of Attorney (included on signature page).

*Filed herewith

**Previously filed

Item 9. Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

iii. To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

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(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salt Lake City, Utah, on the 17th day of April, 2020.

OMNIQ CORP.

By:	/s/ Shai Lustgarten*
Name:	Shai Lustgarten
Title:	Chief Executive Officer

*No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended

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